Exhibit 99.1

[Harte Hanks Logo]

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
July 23, 2003	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS SECOND QUARTER 2003 EPS OF 26 CENTS

Note: Harte-Hanks will hold a second quarter earnings conference call on July 23, 2003 at 10:00AM CST. The number is 800-482-2225. There will be a replay available shortly after the call through July 31. To access, please call 800-615-3210, pass-code 201122.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported second quarter 2003 diluted earnings per share of $0.26, on revenues of $233.2 million. These second quarter 2003 results compare to diluted earnings per share of $0.25, on revenues of $227.9 million in the second quarter of 2002.

The following table presents financial highlights of the company’s operations for the second quarter 2003. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended June 30,
	2003	2002	% Change
Operating revenues	$233,169	$227,879	2.3%
Operating cash flow (1)	46,243	48,243	-4.1%
Operating income	38,466	39,981	-3.8%
Net income	23,082	24,090	-4.2%
Diluted earnings per share	0.26	0.25	4.0%
Diluted shares (weighted average common and common equivalent shares outstanding) (2)	89,999	96,408	-6.6%

(1)	Operating income plus depreciation and amortization of $7.8 million and $8.3 million for 2003 and 2002, respectively.
(2)	Harte-Hanks completed a three-for-two split of its common stock in the form of a 50% stock dividend effective May 30, 2002. All share and per share amounts presented have been adjusted to reflect this three-for-two split.

For the six months ended June 30, 2003, the company’s revenues were up 1.5% to $449.5 million, operating cash flow decreased 9.1% to $82.0 million, and operating income decreased 9.7% to $66.3 million. Diluted earnings per share for the six months ended June 30 were $0.44, down $0.02 from the 2002 six-month period.

By presenting operating cash flow and free cash flow, the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including operating cash flow and free cash flow, as Harte-Hanks believes these are important measures of the operational strength of its business.

Commenting on the quarter, Chief Executive Officer Richard Hochhauser said, “Business conditions remained challenging but year over year performance in the second quarter improved from what we experienced in the first quarter. We saw a return to growth in diluted earnings per share, with 4.0% growth. While revenue growth continued to be modest at a 2.3% increase over the prior year’s quarter, this is the fourth consecutive quarter that we have seen revenues slightly higher than the prior year’s period. In the second quarter, we generated $22.0 million of free cash flow, which we measure as net income plus depreciation and amortization less capital expenditures.”

Discussing the performance of individual business segments, Hochhauser said, “Our direct marketing business in the second quarter showed improvement from the first quarter in terms of year-over-year revenue and margin performance, with operating cash flow margins increasing from the first quarter level by 240 basis points to 18.0%. Following a period of six consecutive quarters of year-over-year revenue declines, our direct marketing revenue over the past three-quarters has been stable, essentially flat in a year-over-year comparison. In our vertical markets in the second quarter, high-tech/telecom and select markets both showed double-digit increases, and pharma/healthcare was up as well. Retail was down in the mid-single digits and financial services continued to struggle, down double digits. The economic environment and pricing pressures contributed to year-over-year margin erosion in direct marketing in the second quarter. While we expect these market factors to continue, we also expect to continue to improve margins in the second half of the year.”

Turning to shopper performance, Hochhauser said, “Shoppers had another good quarter with revenue and operating income growth of 6.1%. Shopper revenue growth was driven by ROP (in-book advertising), especially real estate related advertising, and distribution products. We are pleased with this continued strong shopper performance. Given the strong shopper results in the second half of 2002, second half 2003 comparisons will be more challenging.”

Concluding, Hochhauser said, “We are encouraged by our financial performance in the second quarter, but it’s still a difficult environment. We remain committed to our goal of delivering 2003 earnings per share above the 2002 level. Our company has the financial strength to invest in our business and customers, which we are doing, and we are focused on delivering reasonable profits and strong free cash flow.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the second quarter included:

•	Harte-Hanks entered into an agreement with a large specialty retailer to provide a number of direct marketing services. Harte-Hanks solution will include data processing, mailing and logistic services for the retailer.

•	Harte-Hanks signed an agreement with a major manufacturer to design, develop and construct a marketing portal for its dealers to support their customer service marketing efforts. Harte-Hanks solution will allow the dealers to create customized, flexible, targeted marketing campaigns aimed at their service customers.

•	Harte-Hanks entered into an agreement with a large provider of business products to design, develop and host a business-to-business marketing database. Harte-Hanks solution includes Allinkñ Business Advantage, a results-based marketing solution that uses an integrated approach to deliver in-depth customer intelligence enabling business-to-business marketers to plan and execute multi-channel marketing campaigns and then use the results to drive higher sales, more loyal customers, and continued marketing success.

•	Harte-Hanks expanded its services with a major biotechnology firm to provide database, analytics and services in support of important segmentation strategies between direct sales and promotional support of the firm’s portfolio of new and mature product lines.

•	Harte-Hanks held its 24th annual customer Forum, selecting two cities for this year’s venue in mid-June: San Francisco (June 19-20) and New York (June 24-25). The theme was “Got Focus? Training for Smarter Marketing.” Combined, more than 300 customers participated, attending approximately 35 sessions and workshops covering a range of issues: loyalty marketing, database marketing, data segmentation, e-marketing, print on demand, among others. More than half the sessions featured case studies and client speakers in high-tech/telecom, retail, and financial services markets.

•	Harte-Hanks Trillium Software System® received “SAP Certified Integration for Business Address Services – Postal Validation” for its data quality software product. The Trillium Software Connector for SAP® solutions, which is part of Trillium Software System Version 6.0, now can be integrated within mySAP® Business Suite of products.

•	Harte-Hanks had two mail processing facilities certified by the United States Postal Service for compliance with its Mail Preparation Total Quality Management (MPTQM) program, making the facilities the first of their kind in the country to earn this quality distinction. MPTQM is a systematic prevention based approach for managing the quality of the mail preparation process. In addition, Harte-Hanks was named the preferred direct mail vendor for a major telecommunication company.

•	Harte-Hanks entered into an agreement with long-standing Australian partner Communiqué Direct that would allow Harte-Hanks the option to purchase Communiqué Direct in the future. The earliest an acquisition of Communiqué Direct could occur is August 1, 2004. Founded in 1992 and employing 30 persons, Communiqué Direct, located in a north suburb of Sydney, Australia, is a privately held firm that provides a range of marketing and information services for the business-to-business sector across the Asia-Pacific region.

•	Harte-Hanks Shoppers expanded circulation by 85,000 households during the quarter. It increased its coverage of the Southeast Los Angeles market by 44,000 households and into the Silverlake neighborhood by 26,000 homes. Harte-Hanks Shoppers South Florida publication “The Flyer” expanded into 15,000 homes in the Fort Lauderdale market.

•	Harte-Hanks named Dean Blythe as Senior Vice President and Chief Financial Officer, and Jessica Huff as Vice President, Finance and Controller. Blythe previously served as Vice President, Legal and Secretary and Huff was previously Corporate Controller of Harte-Hanks.

•	Harte-Hanks paid a regular cash dividend of 3.0 cents per share on June 13, 2003 to shareholders of record on May 30, 2003.

•	Harte-Hanks purchased 1.1 million shares of its common stock in the second quarter. This leaves approximately 5.9 million shares under its current repurchase authorization.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-

business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 800 separate editions reaching more than 10 million households in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	In thousands, except per share data
Operating revenues	$233,169	$227,879	$449,489	$442,786
Operating expenses:
Payroll	82,741	80,123	165,210	161,528
Production and distribution	84,866	78,769	163,570	153,276
Advertising, selling, general and administrative	19,319	20,744	38,677	37,767
Depreciation and amortization	7,777	8,262	15,733	16,773

	194,703	187,898	383,190	369,344

Operating income	38,466	39,981	66,299	73,442

Other expenses (income):
Interest expense	242	222	451	591
Interest income	(53)	(71)	(100)	(121)
Other, net	432	595	1,013	862

	621	746	1,364	1,332

Income from operations before income taxes	37,845	39,235	64,935	72,110
Income tax expense	14,763	15,145	25,475	27,752

Net income	$23,082	$24,090	$39,460	$44,358

Basic earnings per common share	$0.26	$0.26	$0.44	$0.47

Weighted-average common shares outstanding	88,540	93,917	89,187	93,845

Diluted earnings per common share	$0.26	$0.25	$0.44	$0.46

Weighted-average common and common equivalent shares outstanding	89,999	96,408	90,705	96,367

Harte-Hanks, Inc.

Business Segment Information

	Three months ended June 30,			Six months ended June 30,
	2003	2002	% Change	2003	2002	% Change
	In thousands
OPERATING REVENUES:
Direct Marketing	$141,937	$141,899	0.0%	$276,509	$278,553	-0.7%
Shoppers	91,232	85,980	6.1%	172,980	164,233	5.3%

Total operating revenues	$233,169	$227,879	2.3%	$449,489	$442,786	1.5%

OPERATING INCOME:
Direct Marketing	$19,207	$22,112	-13.1%	$33,577	$42,161	-20.4%
Shoppers	21,263	20,041	6.1%	36,959	35,550	4.0%
General corporate expense	(2,004)	(2,172)	7.7%	(4,237)	(4,269)	0.7%

Total operating income	$38,466	$39,981	-3.8%	$66,299	$73,442	-9.7%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$6,320	$7,007	-9.8%	$12,886	$14,167	-9.0%
Shoppers	1,448	1,247	16.1%	2,831	2,589	9.3%
General corporate expense	9	8	12.5%	16	17	-5.9%

Total depreciation and amortization	$7,777	$8,262	-5.9%	$15,733	$16,773	-6.2%

OPERATING CASH FLOW: (A)
Direct Marketing	$25,527	$29,119	-12.3%	$46,463	$56,328	-17.5%
Shoppers	22,711	21,288	6.7%	39,790	38,139	4.3%
General corporate expense	(1,995)	(2,164)	7.8%	(4,221)	(4,252)	0.7%

Total operating cash flow	$46,243	$48,243	-4.1%	$82,032	$90,215	-9.1%

(A)	Operating cash flow is defined as operating income plus depreciation and amortization.

Reconciliation of Net Income to Operating Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	In thousands
Net Income	$23,082	$24,090	$39,460	$44,358
Add: depreciation and amortization	7,777	8,262	15,733	16,773
Add: income tax expense	14,763	15,145	25,475	27,752
Add: interest expense	242	222	451	591
Add: other non-operating	432	595	1,013	862
Less: interest income	53	71	100	121

Operating cash flow	$46,243	$48,243	$82,032	$90,215

Reconciliation of Net Income to Free Cash Flow
	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	In thousands
Net Income	$23,082	$24,090	$39,460	$44,358
Add: depreciation and amortization	7,777	8,262	15,733	16,773
Less: capital expenditures	8,819	2,954	16,878	6,520

Free cash flow	$22,040	$29,398	$38,315	$54,611

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	June 30, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$21,601	$25,026
Accounts receivable, net	133,459	137,679
Inventory	5,407	5,299
Prepaid expenses	13,814	14,070
Current deferred income tax asset	7,475	8,129
Other current assets	6,785	8,409

Total current assets	188,541	198,612

Property, plant and equipment, net	95,819	94,154
Goodwill, net	437,160	436,800
Other intangibles, net	2,967	3,267
Other assets	3,519	3,899

Total assets	$728,006	$736,732

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$40,847	$40,746
Accrued payroll and related expenses	17,485	21,854
Customer deposits and unearned revenue	42,086	41,775
Income taxes payable	4,874	9,338
Other current liabilities	6,662	8,048

Total current liabilities	111,954	121,761

Long-term debt	11,367	16,300
Other long-term liabilities	70,782	66,138

Total liabilities	194,103	204,199

Stockholders’ equity
Common stock, $1 par value, 375,000,000 shares authorized. 112,664,477 and 111,534,630 shares issued at June 30, 2003 and December 31, 2002, respectively	112,664	111,535
Additional paid-in-capital	229,132	216,149
Accumulated other comprehensive loss	(23,959)	(25,589)
Retained Earnings	756,342	722,231
Less treasury stock: 24,032,684 and 21,329,896 shares at cost at June 30, 2003 and December 31, 2002, respectively	(540,276)	(491,793)

Total stockholders’ equity	533,903	532,533

Total liabilities and stockholders’ equity	$728,006	$736,732